UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 1, 2012

SUNOCO, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	1-6841	23-1743282
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification number)

1818 Market Street, Suite 1500, Philadelphia, PA		19103-3615
(Address of principal executive offices)		(Zip Code)

(215) 977-3000

(Registrant’s telephone number, including area code)

N/A

(Former name or form address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registration under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective March 1, 2012, the Compensation Committee of the Board of Directors of Sunoco, Inc. (the “Company”), approved the compensation packages of the following individuals:

1.	Ms. Lynn L. Elsenhans will remain until May 3, 2012 as Chairman of the Company’s Board of Directors, following her stepping down as President and Chief Executive Officer (“CEO”) effective March 1, 2012. As Chairman, Ms. Elsenhans’ base salary shall continue to be $1,277,200 on an annualized basis, and her target annual cash incentive opportunity will continue to be 135 percent of her base salary; and

2.	In connection with his promotion, from Senior Vice President and Chief Financial Officer to President and CEO of the Company, Mr. Brian P. MacDonald’s base salary will be $1,000,000 per year, and his target annual cash incentive opportunity will be 145 percent of his base salary. The Company’s Compensation Committee also approved equity incentive grants to Mr. MacDonald, made pursuant to the Company’s Long-Term Performance Enhancement Plan III (“LTPEP III”), to be settled in the form of Company common stock. These grants consist of:

(a)	a target number of 61,023 performance-based common stock units (“PCSUs”), having an aggregate grant date value of approximately $2,400,000, with eventual level of payout ranging from zero to 200 percent, conditioned upon attainment of certain performance goals for cumulative EBITDA (as modified by total shareholder return percentile ranking versus a peer group) through the end of a specified vesting period that runs from January 1, 2012 through December 31, 2014; and

(b)	40,682 time-vesting restricted common stock units (“RCSUs”), having an aggregate grant date value of approximately $1,600,000, with incremental payment to be made ratably in one-third increments upon the first, second and third anniversaries of the grant date, conditioned only upon Mr. MacDonald’s continued employment with the Company through each applicable grant date anniversary.

Pursuant to a letter agreement with the Company, dated as of March 1, 2012, Mr. MacDonald will have only two perquisites as CEO: (i) free parking at Company headquarters, and (ii) reasonable limited personal use of the corporate aircraft for reasons of safety and security. In accordance with Company policy, his compensation will not be grossed up for taxes incurred in connection with these perquisites.

Also effective March 1, 2012, Michael J. Colavita became Vice President and Interim Chief Financial Officer of the Company. Mr. Colavita is 52 years old and has been Vice President, Finance, Refining and Supply of the Company since 2009. From 2008 to 2009, Mr. Colavita served as the Company’s Treasurer. From 2003 to 2008, he was Director, Planning and Financial Analysis of Sunoco Marketing. From 2001 to 2003, he was Vice President, Planning and Business Development of the Company’s former metallurgical cokemaking subsidiary, SunCoke Energy, Inc.

Mr. Colavita’s base salary will be $253,420 per year, and his target annual cash incentive opportunity will be 35 percent of his base salary. The Company’s Compensation Committee also approved equity incentive grants to Mr. Colavita, pursuant to the LTPEP III, to be settled in the form of Company common stock. These grants consist of:

(a)	a target number of 2,670 PCSUs, having an aggregate grant date value of approximately $105,000, with the eventual level of payout ranging from zero to 200 percent, conditioned upon attainment of certain performance goals for cumulative EBITDA (as modified by total shareholder return percentile ranking versus a peer group) through the end of a specified vesting period that runs from January 1, 2012 through December 31, 2014; and

(b)	1,780 RCSUs, having an aggregate grant date value of approximately $70,000, with incremental payment to be made ratably in one-third increments upon the first, second and third anniversaries of the grant date, conditioned only upon Mr. Colavita’s continued employment with the Company through each applicable grant date anniversary;

The grant date for each of the PCSUs and RCSUs granted to each of Mr. MacDonald and Mr. Colavita is March 1, 2012. The performance peer group for the PCSUs is identified in the Company’s 2012 Notice of Annual Meeting and Proxy Statement, to be filed in connection the Company’s Annual Meeting of Shareholders on May 3, 2012. Mr. MacDonald’s letter agreement, the Company’s LTPEP III, and applicable forms of award agreements thereunder will be included as exhibits to the Company’s Quarterly Report on Form 10-Q, for the quarter ending March 31, 2012.

Item 8.01 Other Events

Effective January 1, 2012, all new equity grants made to executives by the Company will be subject to “double trigger” accelerated vesting upon a change in control event (as opposed to “single trigger” vesting). This brings the Company’s equity grants in line with an increasing number of public companies that employ double-trigger change-of-control provisions for their executives.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUNOCO, INC.

By:	/s/ JOSEPH P. KROTT
Joseph P. Krott
Comptroller
(Principal Accounting Officer)

Date: March 6, 2012